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                                                                   Exhibit 12(b)

                                January 27, 2006



Van Kampen Advantage Municipal Income Trust II
1 Parkview Plaza
PO Box 5555
Oakbrook Terrace, Illinois 60181-5555

Van Kampen Municipal Opportunity Trust II
1 Parkview Plaza
PO Box 5555
Oakbrook Terrace, Illinois 60181-5555

Ladies and Gentlemen:

                  We have acted as special counsel to the Van Kampen Advantage Municipal Income Trust II (the "Acquiring Fund"), a closed-end management investment company organized as a Massachusetts business trust, and to the Van Kampen Municipal Opportunity Trust II (the "Target Fund"), a closed-end management investment company organized as a Massachusetts business trust, in connection with (i) the acquisition by the Acquiring Fund of all of the assets of the Target Fund, solely in exchange for common shares of beneficial interest of the Acquiring Fund, par value $0.01 per share, auction preferred shares of the Acquiring Fund, par value of $0.01 per share and with a liquidation preference of $25,000 per share, and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund and (ii) the subsequent liquidation of the Target Fund (collectively, the "Reorganization"), pursuant to the Agreement and Plan of Reorganization, dated February 3, 2005, between the Acquiring Fund and the Target Fund (the "Agreement"). You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

                  In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus (prepared with respect to the Reorganization), the Statement of Additional Information (also prepared with respect to the Reorganization) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus, the Statement of Additional Information and such other documents, certificates and records.

                  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

                  In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

                  Our opinion is based on the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions. An opinion of counsel is not binding on the IRS or any court. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion.

                  Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Reorganization will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.


                  Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion in order to reflect any changes in applicable law (including any changes that have retroactive effect) or any information, statement, representation or assumption relied upon in this opinion that becomes untrue, incorrect or incomplete. This opinion is delivered to you solely for your benefit and cannot be relied upon by anyone else without our written consent.

                                                     Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP